EXHIBIT 99

[inTEST News Release Letterhead]

inTEST'S SECOND QUARTER 2002 REVENUE AND EPS EXCEED

PREVIOUSLY RAISED GUIDANCE

CHERRY HILL, NJ, July 24, 2002 - inTEST Corporation (Nasdaq: INTT), a leading designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the second quarter ended June 30, 2002.

Revenues for the quarter ended June 30, 2002 were $13.0 million, an 86% increase from the first quarter of 2002. inTEST cited increased demand levels for its ATE interface solutions and temperature management products, which have been driven by improvements in the semiconductor industry, strength in the wireless end market, and increased demand for mixed signal, low power and flash memory devices. The Company's products are used by most semiconductor manufacturers and ATE manufacturers worldwide to perform final testing of integrated circuits and wafers.

Net earnings for the second quarter of 2002 were $932,000 or $0.11 per diluted share compared to a net loss of $1.1 million or $(0.13) per diluted share for the first quarter of 2002. The results for the second quarter included a one-time tax benefit relating to prior periods of $600,000 or $0.07 per diluted share. Net earnings for the second quarter, adjusted for this one-time benefit, were $332,000 or $0.04 per diluted share.

The actual results for the quarter were significantly greater than the raised guidance issued by inTEST on June 17, 2002, when it indicated revenues would be near the high-end of prior guidance of $10 million to $12 million, with a narrower loss from operations in the range of $(0.01) to $(0.02) per diluted share, ahead of the then First Call consensus of $(0.08) per diluted share.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST said, "Our second quarter was particularly strong, with sequential growth in net revenues and earnings, and the achievement of a positive book-to-bill ratio for the second quarter in a row. Actual results came in well ahead of our revised guidance reflecting order pull-ins by several large customers. Overall, we continue to benefit from end market demand in the linear and flash memory markets and the order commitments being made to inTEST by ATE manufacturers due to our leadership in technology and quality."

Forward-Looking Guidance

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "While we are encouraged by our results, we are remaining cautious in our outlook until we have more quantitative data indicating that the rebound in demand is sustainable. As a result, given our current backlog of $15 million, we expect revenues for the third quarter ending September 30, 2002 will range from $13 million to $15 million, with net earnings ranging from $0.03 to $0.05 per diluted share."

- more -

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Investor Conference Call / Webcast Details

inTEST will review second quarter 2002 results and discuss management's expectations for the third quarter of 2002 and current views of the industry today, July 24, 2002, at 5PM EST. The conference call-in number is 800-233-2795 (domestic) and 785-832-1077 (international). A replay will be available from 8PM EST on July 24th through midnight EST, July 31st. The replay number is 800-374-0934 (domestic) or 402-220-0680 (international). The confirmation identification is INTT. The live call and replay will also be accessible over the web at www.intest.com.

About inTEST Corporation

inTEST Corporation is a leading designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for integrated circuits; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

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SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended June 30,		Six Months Ended June 30,

	2002	2001	2002	2001

Net revenues	$12,963	$16,675	$19,931	$36,780
Gross margin	5,387	5,532	7,321	13,495
Operating expenses:
Selling expense	2,114	2,276	3,575	5,145
Engineering and product development expense	1,313	1,557	2,501	3,234
General and administrative expense	1,483	1,860	2,587	3,994
Operating income (loss)	477	(161)	(1,342)	1,122
Other income	49	203	92	361
Income tax expense (benefit)	(406)	78	(1,091)	661
Net earnings (loss)	932	(36)	(159)	822

Net earnings (loss) per share - basic (A)	$0.11	$0.00	$(0.02)	$0.10
Weighted average shares outstanding - basic	8,312	8,266	8,310	8,259

Net earnings (loss) per share - diluted (A)	$0.11	$0.00	$(0.02)	$0.10
Weighted average shares outstanding - diluted	8,576	8,266	8,310	8,400

(A) Net earnings for 2002 include a one-time tax benefit relating to prior period of $600,000 or $0.07 per share.

Condensed Consolidated Balance Sheets Data:
	As of:
	6/30/02	12/31/01

Cash and cash equivalents	$ 7,722	$ 7,281
Trade accounts and notes receivable, net	8,349	5,191
Inventories	7,230	7,554
Total current assets	26,446	24,414
Net property and equipment	5,094	5,743
Total assets	33,177	31,768
Accounts payable	2,948	1,869
Accrued expenses	2,350	2,100
Total current liabilities	5,605	4,268
Noncurrent liabilities	256	296
Total stockholders' equity	27,316	27,204